UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934
                                or
   Suspension of Duty to File Reports Under Sections 13 and 15(d)
                of the Securities Exchange Act of 1934.

                  Commission file number: 0-11027

                    SOUTHERN TIMBER PARTNERS I
      (Exact name of registrant as specified in its charter)


   3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3237, Attn: Andre Anderson
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Units of Limited Partnership Interest
     (Title of each class of securities covered by this Form)


(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule   12g-4(a)(1)(i)  [X]      Rule   12h-3(b)(1)(i)
       Rule   12g-4(a)(1)(ii)          Rule   12h-3(b)(1)(ii)
       Rule   12g-4(a)(2)(i)           Rule   12h-3(b)(2)(i)
       Rule   12g-4(a)(2)(ii)          Rule   12h-3(b)(2)(ii)
       Rule   15d-6

   Appropriate number of holders of record as of the certification
or notice date:   0

  Pursuant to the requirements of the Securities Exchange Act of 1934 Southern Timber Partners I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Southern Timber Partners I.

                         BY:  SOUTHERN TIMBER RESOURCES CORP.
                              General Partner



Date: March 30, 1998     BY:  /s/Robert J. Hellman
                              Robert J. Hellman
                              President, Director and Chief Financial Officer